Filed Pursuant to Rule 424(b)(3)
Registration Number 333-151302
PROSPECTUS

12,348,201 Shares

INTELLI-CHECK-MOBILISA, INC.

Common Stock

This prospectus relates to the resale by the selling security holders named in this prospectus of up to an aggregate of 12,348,201 shares of our common stock, of which 66,551 are issuable upon exercise of warrants. We will not receive any of the proceeds from the resale of the shares of our common stock by the selling security holders, but we will receive the exercise price of the warrants if they are exercised. See “Use of Proceeds.”

Our common stock is traded on the American Stock Exchange under the symbol “IDN.”  On July 3, 2008, the last closing price for our common stock was $1.93.

See “Risk Factors” beginning on page 4 of this Prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 191 Otto Street, Port Townsend, WA 98368, and our telephone number is (360) 344-3233.

The date of this Prospectus is July 30, 2008.

OVERVIEW OF BUSINESS

Intelli-Check was formed in 1994 to address a growing need for a reliable document and age verification system that could be used to detect fraudulent driver licenses and other widely accepted forms of government-issued identification documents. Since then, our technology has been further developed for application in the commercial fraud protection, access control and governmental security markets. Additionally, it is currently being used to increase productivity by addressing inefficiencies and inaccuracies associated with manual data entry. The core of Intelli-Check’s product offerings is our proprietary software technology that verifies the authenticity of driver licenses and state issued non-driver and military identification cards used as proof of identity. Our patented ID-Check® software technology instantly reads, analyzes, and verifies the encoded format in magnetic stripes and barcodes on government-issued IDs from over 60 jurisdictions in the U.S. and Canada to determine if the encoded format is valid. We have served as the national testing laboratory for the American Association of Motor Vehicle Administrators (AAMVA) since 1999 and have access to all the currently available encoded driver license formats.

On November 20, 2007, Intelli-Check and Mobilisa, a private company that is a leader in identity systems and mobile and wireless technologies, entered into a merger agreement pursuant to which our wholly-owned subsidiary would merge with and into Mobilisa, resulting in Mobilisa becoming a wholly-owned subsidiary.

At a special meeting of stockholders held on March 14, 2008, Intelli-Check’s stockholders voted to approve the merger, as well as to amend Intelli-Check’s certificate of incorporation to change our name to Intelli-Check-Mobilisa, Inc., increase the authorized shares of common stock and to increase the number of shares issuable under our 2006 Equity Incentive Plan. The headquarters of Intelli-Check was moved to Mobilisa’s offices in Port Townsend, Washington.

The former shareholders of Mobilisa received shares of Intelli-Check common stock such that they own 50% of Intelli-Check’s common stock and options and warrant to purchase 2,429,932 share of Intelli-Check - Mobilisa common stock. The aggregate value of the purchase consideration was $51,246,779, based on the average price of our common stock on the two days prior to and after November 20, 2007.

Mobilisa, Inc. was incorporated in the state of Washington in March 2001. Mobilisa is designated as a woman- and veteran-owned small business. Mobilisa’s headquarters in Port Townsend, Washington is located in a Historically Underutilized Business Zone ("HUBZone"). Mobilisa specializes in custom software development for mobile and wireless devices and Wireless Over Water (“WOW”) technology implementation and is comprised of two business units—ID systems and wireless technologies—designed to address the following issues:

•	Access Control: Mobilisa’s Defense ID® system is designed to increase security at access points manned by law enforcement and military personnel.

•
Marine Environment Communications: Mobilisa’s WOW technology allows for instant communication between multiple points, both on land and at sea, across wide, over-water expanses and optimizes performance by taking into account sea state and Fresnel zones (Fresnel zones result from obstructions in the path of radio waves and impact the signal strength of radio transmissions). Mobilisa is currently developing Floating Area Network (“FAN”) and Littoral Sensor Grid technology as the next evolutionary step in marine communications.

•	Network Design: Mobilisa’s AIRchitect™ tool designs optimum wireless networks based on user parameters and location architecture.

Mobilisa also derives its revenue from selling handheld communication devices with patent-pending software that allows users to send various forms of identification and compare them to information on databases. A key component of Mobilisa’s business strategy is its commitment to cutting-edge research and development in both ID systems and advanced applications of wireless technologies.

RISK FACTORS

Investment in our shares involves a degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and the incorporated documents before purchasing any shares. Each of these risk factors could adversely affect our business, operating results, prospects and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business and Industry

We have incurred losses since inception and losses may continue, which could result in a decline in the value of our securities and a loss of your investment.

We sustained net losses of $2,673,218 and $2,879,970 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively and our accumulated deficit was $44,661,070 as of December 31, 2007. Since we expect to incur additional expenditures in line with the sales growth of our business, we cannot assure you that we will achieve operating profits in the near future.

We may be unable to meet our future capital requirements.

Our capital requirements have been and will continue to be significant. In the event that we do not generate meaningful revenue, we would need to raise additional capital. If we are unable to raise additional capital, we plan to implement cost saving measures to sustain business activities on a reduced level. Acquisition and development opportunities and other contingencies may arise, which could require us to raise additional capital. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

We currently do not have a credit facility or any commitments for additional financing. We cannot be certain that additional financing, should it be needed, will be available when and to the extent required. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products, or respond to competitive pressures. Such limitation could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to keep up with rapid technological change.

Our market is characterized by frequent new product announcements and rapid advancements in hardware technology. Significant technological change could render our existing technology obsolete. If we are unable to successfully respond to these developments, or do not respond in a cost-effective way, our business, financial condition and results of operations will be materially adversely affected.

Our proprietary software relies on reference data provided by government and quasi-government agencies. If these governmental and quasi-government agencies were to stop sharing data with us, the utility of our proprietary software would be diminished in those jurisdictions and our business would be damaged.

Currently, the fifty states, ten Canadian provinces and the District of Columbia, which in most instances conform to the guidelines established by certain organizations responsible for implementing industry standards, cooperate with us by providing sample identification cards so that we may modify all of our hardware and software products to read and analyze the encoded information found on such jurisdiction’s identification cards. We cannot assure you that each of these jurisdictions will continue to cooperate with us. In the event that one or more of these jurisdictions do not continue to provide this reference data, the utility of our proprietary software may be diminished in those jurisdictions.

Future government regulation restricting the capture of information electronically stored on identification cards could adversely affect our business.

Our proprietary software products are designed to read, verify and capture information from identification cards. Currently, those customers located in Nebraska, New Hampshire, North Carolina and Texas have some restrictions on what can be done with this information without customer consent. Because issues of personal privacy continue to be a major topic of public policy debate, it is possible that in the future additional customers in these and other jurisdictions may be restricted from capturing this information. Therefore, the implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and reduce our revenues and potential revenues.

Our business strategy exposes us to long sales and implementation cycles for our products.

Our target customers in the commercial fraud protection, access control and age verification markets include large retailers and government agencies, which typically require longer sales and implementation cycles for our products than do our potential customer base solely interested in age verification, such as restaurant, bar and convenience store operators. The longer sales and implementation cycles for larger retail companies continue to have an adverse impact on the timing of realizing our revenues. In addition, budgetary constraints and potential economic slowdowns may also continue to delay purchasing decisions by these prospective customers. These initiatives have costs associated with them, and we cannot assure you that they ultimately will prove successful or result in, an increase to, our revenues or profitability.

In addition, the loss or significant reduction in government spending by government entities could materially limit our ability to obtain government contracts. These limitations, if significant, could also have a material adverse effect on our business, financial condition and results of operations. In addition, we will need to develop additional strategic relationships with large government contractors in order to successfully compete for government contracts. Should we lose or fail to develop these strategic relationships we may not be able to implement our business strategy.

The market for our systems and software is evolving and its growth is uncertain.

Demand and market acceptance for recently introduced and existing systems and software and sales from such systems and software, are subject to a high level of uncertainty and risk. Our business may suffer if the market develops more slowly than anticipated and does not sustain market acceptance.

Failure to manage our operations if they expand could impair our future growth.

If we are able to expand our operations, particularly through multiple sales to large retailers and government agencies in the document verification market, the expansion will place significant strain on our management, financial controls, operating systems, personnel and other resources. Our ability to manage future growth, should it occur, will depend to a large extent upon several factors, including our ability to do the following:

•	build and train our sales force;

•	establish and maintain relationships with distributors;

•	develop customer support systems;

•	develop expanded internal management and financial controls adequate to keep pace with growth in personnel and sales, if they occur; and

•	manage the use of third-party manufacturers and suppliers.

If we are able to grow our business but do not manage our growth successfully, we may experience increased operating expenses, loss of customers, distributors or suppliers and declining or slowed growth of revenues.

We are subject to risks associated with product failure and technological flaws.

Products as complex as those offered by us may contain undetected errors or result in failures when first introduced or when new versions are released. Despite vigorous product testing efforts and testing by current and potential customers, it is possible that errors will be found in a new product or enhancement after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of, or a delay in market acceptance, claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

Our failure to protect our proprietary technology may impair our competitive position.

We continue to allocate significant resources to develop new and innovative technologies which we utilize in our products and systems. We consider such allocation to be fundamental to our continued success as such success depends, to a significant degree, upon our ability to provide products and systems that provide superior functionality and performance compared to those of our competitors. Accordingly, we must protect our technology from unauthorized use. This is done by processes aimed at identifying and seeking appropriate protection for newly developed intellectual property, i.e., patents, trade secrets, copyrights and trademarks, as well as policies aimed at identifying unauthorized use of such property in the marketplace. These processes include:

•	contractual arrangements providing for non-disclosure of proprietary information;

•	maintaining and enforcing issued patents and filing patent applications on innovative solutions to commercially important problems;

•	protecting our trade secrets;

•	protecting our copyrights and trademarks by registration and other appropriate means,

•	establishing internal processes for identifying and appropriately protecting new and innovative technologies; and

•	establishing practices for identifying unauthorized use of our intellectual property.

While we actively protect our intellectual property, it does not follow that others will not intentionally or innocently use such intellectual property. Accordingly, at times we may be required to bring legal proceedings to preclude such unauthorized use. We are mindful that such measures can be costly and time consuming and undertake such measures only as a last resort.

These policies and practices with respect to our intellectual property rights do not prevent our competitors from independently developing products similar or superior to our products and technologies. It merely protects our property rights created as a result of our allocating significant portions of our technical and monetary resources.

If our future products incorporate technologies that infringe the proprietary rights of third parties, and we do not secure licenses from them, we could be liable for substantial damages.

We are not aware that our current products infringe the intellectual property rights of any third parties. We also are not aware of any third party intellectual property rights that may hamper our ability to provide future products and services. However, we recognize that the development of our services or products may require that we acquire intellectual property licenses from third parties so as to avoid infringement of those parties’ intellectual property rights. These licenses may not be available at all or may only be available on terms that are not commercially reasonable. If third parties make infringement claims against us which, whether or not they are upheld, such claims could:

•	consume substantial time and financial resources;

•	divert the attention of management from growing our business and managing operations; and

•	disrupt product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude any infringing use. As a result, we would incur substantial costs, delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the minimum, necessary growth for our continued success.

Failure to attract and retain management and other personnel may damage our operations and financial results and cause our stock price to decline.

We depend to a significant degree on the skills, experience and efforts of our executive officers and other key management, technical, finance, sales and other personnel. Our failure to attract, integrate, motivate and retain existing or additional personnel could disrupt or otherwise harm our operations and financial results. We do not carry key man life insurance policies covering any employees. The loss of services of certain of our key employees, an inability to attract or retain qualified personnel in the future, or delays in hiring additional personnel could delay the development of our business and could cause our stock price to decline.

Our share price may be volatile and could decline substantially.

The market price of our common stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From January 1, 2002 to May 30, 2008, the closing bid price of our common stock has varied from a high of $19.45 to a low of $2.10 per share, as reported on the American Stock Exchange. Many factors may cause the market price for our common stock to decline, including:

•	shortfalls in revenues, cash flows or continued losses from operations;

•	delays in development or roll-out of any of our products;

•	announcements by one or more competitors of new product acquisitions or technological innovations; and

•	unfavorable outcomes from outstanding litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of emerging technology companies, such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock.

We incur significant accounting and other control costs that impact our financial condition

As a publicly traded corporation, we incur certain costs to comply with regulatory requirements. If regulatory requirements were to become more stringent or if controls thought to be effective later fail, we may be forced to make additional expenditures, the amounts of which could be material. Some of our competitors are privately owned so their accounting and control costs can be a competitive disadvantage for us. Should our sales decline or if we are unsuccessful at increasing prices to cover higher expenditures for internal controls and audits, our costs associated with regulatory compliance will rise as a percentage of sales.

Risks related to Mobilisa’s Business

Currently, Mobilisa derives a significant portion of its revenue from government R&D (Research and Development) contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation and may produce volatility in earnings and revenue.

In the years ended December 31, 2007 and 2006, Mobilisa derived 40.2% and 48.3% of its revenue respectively from government R&D contracts. These government contracts often include provisions that substantially differ from those found in typical private commercial transactions. For instance, government contracts may:

•	include provisions that allow the agency, in certain circumstances, to terminate the contract without penalty;

•	be subject to purchasing decisions by agencies that are subject to political influence;

•	include bonding requirements;

•	contain comprehensive procurement provisions that require Mobilisa to expend substantial resources in pursuing the contract

•	specify performance criteria that Mobilisa must satisfy before the customer accepts the products and services; and

•	be subject to cancellation or reduction if funding is reduced or becomes unavailable

Securing government contracts typically involves a lengthy competitive bidding process. Often, unsuccessful bidders have the ability to challenge contract awards. Such challenges may increase costs, result in delays and risk the loss of the contract by the winning bidder. Protests or other delays related to material government contracts that may be awarded to Mobilisa could result in revenue volatility. State and local government agency contracts may depend on the availability of matching funds from federal, state or local entities. State and local government agencies are subject to political, budgetary, purchasing and delivery constraints that may result in irregular revenue and operating results. Revenue volatility makes management of Mobilisa’s business difficult. Outright loss of any material government contract through the protest process or otherwise, could significantly reduce Mobilisa’s revenues.

Mobilisa has been granted contracts based on its status as a small business in a HUBZone and, in the future, Mobilisa may not continue to meet the qualifications for such status.

At times, Mobilisa has been granted government contracts in part due to its status as a small business in a HUBZone. There is a possibility that, due to future growth, Mobilisa will no longer meet the Small Business Administration’s definition of a “small business”, that Port Townsend, WA will no longer be designated a HUBZone, or that Mobilisa will relocate all or a portion of its operations outside of a HUBZone. If any of these things were to happen, Mobilisa may be at a disadvantage when competing for future government contracts, which may in turn reduce Mobilisa’s revenue.

Mobilisa’s business strategy exposes it to long sales and implementation cycles for its products.

Historically, Mobilisa’s primary target customers have been government agencies and branches of the United States military, both of which require long sales and implementation cycles for products, which may result in a long period of time prior to revenue realization. The loss or significant reduction in government spending could limit Mobilisa’s ability to obtain government contracts. These limitations, if significant, could significantly reduce Mobilisa’s revenues. Mobilisa will need to develop additional strategic relationships with large government contractors in order to successfully compete for government contracts. Should Mobilisa lose or fail to develop these strategic relationships, it may not be able to implement its business strategy.

Mobilisa cannot be certain that its backlog estimates will result in actual revenues in any particular fiscal period because its clients may modify or terminate projects or may decide not to exercise contract options.

Mobilisa’s backlog represents sales value of firm orders for products and services not yet delivered and, for long-term, executed contractual arrangements (contracts, subcontract and customer commitments), the estimated future sales value of product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including anticipated renewal options. For contracts with indefinite quantities, Mobilisa’s backlog is estimated based on current activity levels. Its backlog includes estimates of revenues, the receipt of which require future government appropriations, depend on option exercise by clients or are subject to contract modification or termination. At March 31, 2008, Mobilisa’s backlog approximated $10.6 million, $3.0 million of which is estimated to be realized in the next twelve months. These estimates are based on Mobilisa’s experience under such contracts and similar contracts, and it believes that such estimates are reasonable. If Mobilisa does not realize a substantial amount of its backlog, its operations could be harmed and future revenues could be significantly reduced.

The market for Mobilisa’s products is evolving and its growth is uncertain.

Demand and market acceptance for recently introduced and existing products and sales from such products are subject to a high level of uncertainty and risk. Mobilisa’s business may suffer if the market for those products develops more slowly than anticipated or if products do not obtain market acceptance.

Failure to manage Mobilisa’s operations if they expand could impair future growth.

If Mobilisa is able to expand its operations, particularly through multiple sales to government agencies, the expansion will place significant strain on its existing management, financial controls, operating systems, personnel and other resources. Mobilisa’s ability to manage future growth, should it occur, will depend to a large extent upon several factors, including its ability to do the following:

•	build and train its sales force;

•	establish and maintain relationships with distributors;

•	develop customer support systems;

•	develop expanded internal management and financial controls adequate to keep pace with growth in personnel and sales, if they occur; and

•	manage the use of third-party manufacturers and suppliers.

If Mobilisa is able to grow its business, but does not manage growth successfully, it may experience increased operating expenses, loss of customers, distributors or suppliers and declining or slowed growth of revenues.

Long lead times for the components used in certain products creates uncertainty in Mobilisa’s supply chain and may result in Mobilisa taking a write-down for obsolete inventory or prevent it from making required deliveries to its customers on time.

Mobilisa relies exclusively on commercial off-the-shelf technology in manufacturing its products. The lead-time for ordering certain components used in its products and for the production of products can be lengthy. As a result, Mobilisa must, from time to time, order products based on forecasted demand. If demand for products lags significantly behind forecasts, Mobilisa may purchase more product than it can sell, which may result in write-downs of obsolete or excess inventory. Conversely, if demand exceeds forecasts, Mobilisa may not have enough product to meet its obligations to its customers.

Mobilisa relies on commercial off-the-shelf technology to provide hardware products.

Although Mobilisa believes that it can find alternative sources for hardware, any disruption in Mobilisa’s ability to obtain required hardware could result in delaying deliveries or in the loss of sales. Loss of suppliers may result in delays or additional expenses, and Mobilisa may not be able to meet its obligations to its customers.

Mobilisa obtains certain hardware and services, as well as some software applications, from a limited group of suppliers, and its reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules.

Any financial instability of Mobilisa’s suppliers could result in having to find new suppliers. Mobilisa may experience significant delays in manufacturing and deliveries of products and services to customers if it loses its sources or if supplies and services delivered from these sources are delayed. As a result, Mobilisa may be required to incur additional development, manufacturing and other costs to establish alternative supply sources. It may take several months to locate alternative suppliers, if required. Mobilisa cannot predict whether it will be able to obtain replacement hardware within the required time frames at affordable costs, or at all. Any delays resulting from suppliers failing to deliver hardware or delays in obtaining alternative hardware, in sufficient quantities and of sufficient quality, or any significant increase in the cost of hardware from existing or alternative suppliers could result in delays on the shipment of product which, in turn, could result in the loss of customers it may not be able to successfully complete.

Mobilisa’s Defense ID® system relies on access to databases run by various government agencies. If these governmental agencies were to stop sharing data with Mobilisa, the utility of the Defense ID ® system would be diminished and business would be damaged.

Currently, Mobilisa’s Defense ID® system accesses over 140 separate databases run by various government and law enforcement agencies. Mobilisa cannot be assured that each of these agencies will continue to cooperate with it. In the event that one or more of these agencies does not continue to provide access to these databases, the utility of the Defense ID® system may be diminished.

Mobilisa’s Defense ID® system manages private personal information and information related to sensitive government functions, and a breach of the security systems protecting such information may result in a loss of suppliers or customers or result in litigation.

The protective security measures designed to protect sensitive information and contained in Mobilisa’s products may not prevent all security breaches. Failure to prevent security breaches may disrupt Mobilisa’s business, damage its reputation and expose it to litigation and liability. A party who is able to circumvent protective security measures used in these systems could misappropriate sensitive information or cause interruptions or otherwise damage Mobilisa’s products, services and reputation and the property and privacy of customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of Mobilisa’s products, Mobilisa may receive negative publicity, incur liability to its customers or lose the confidence of its customers, any of which may cause the termination or modification of contracts. Further, Mobilisa’s existing insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

In addition, Mobilisa may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by the occurrence of any such breaches. However, protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

Future government regulation restricting the capture of information electronically stored on identification cards could adversely affect Mobilisa’s business.

The Defense ID® system is designed to read, verify and capture information from identification cards. Currently, some jurisdictions have restrictions on what can be done with this information without consent. Because issues of personal privacy continue to be a major topic of public policy debate, it is possible that, in the future, these or other jurisdictions may introduce similar or additional restrictions on capturing this information. Therefore, the implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require Mobilisa to incur significant compliance costs, cause the development of the affected markets to become impractical and reduce revenues and potential revenues.

Future government regulation restricting the capture of information electronically stored on identification cards could adversely affect Mobilisa’s business.

The Defense ID® system is designed to read, verify and capture information from identification cards. Currently, some jurisdictions have restrictions on what can be done with this information without consent. Because issues of personal privacy continue to be a major topic of public policy debate, it is possible that, in the future, these or other jurisdictions may introduce similar or additional restrictions on capturing this information. Therefore, the implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require Mobilisa to incur significant compliance costs, cause the development of the affected markets to become impractical and reduce revenues and potential revenues.

Mobilisa is subject to risks associated with product failure and technological flaws.

Products as complex as those offered by Mobilisa may contain undetected errors or result in failures when first introduced or when new versions are released. Despite vigorous product testing efforts and testing by current and potential customers, it is possible that errors will be found in a new product or enhancement after commercial shipments have commenced. The occurrence of product defects or errors could result in negative publicity, delays in product introduction, and the diversion of resources to remedy defects and loss of or delay in market acceptance or claims by customers against Mobilisa and could cause Mobilisa to incur additional costs, any one of which could adversely affect business. Because of the risk of undetected error, Mobilisa may be compelled to accept liability provisions that vary from its preferred contracting model in certain critical transactions. There is a risk that in certain contracts and circumstances Mobilisa may not be successful in adequately minimizing product and related liabilities or that the protections negotiated will not ultimately be deemed enforceable.

Mobilisa carries product liability insurance, but existing coverage may not be adequate to cover potential claims. The failure of Mobilisa products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to Mobilisa’s reputation.

Mobilisa may not be able to keep up with rapid technological change.

The markets for all of Mobilisa’s products are characterized by rapid technological advancements. Significant technological change could render existing technology obsolete. If Mobilisa is unable to successfully respond to these developments, or does not respond in a cost-effective manner, its business, financial condition and results of operations will be materially adversely affected.

Failure to protect its proprietary technology may impair Mobilisa’s competitive position.

Mobilisa continues to allocate significant resources to developing new and innovative technologies that are utilized in its products and systems. Because its continued success depends on, to a significant degree, Mobilisa’s ability to offer products providing superior functionality and performance over those offered by its competitors, Mobilisa considers the protection of its technology from unauthorized use to be fundamental to its success. This is done by processes aimed at identifying and seeking appropriate protection for newly-developed intellectual property, including patents, trade secrets, copyrights and trademarks, as well as policies aimed at identifying unauthorized use of such property in the marketplace. These processes include:

•	contractual arrangements providing for nondisclosure of proprietary information;

•	maintaining and enforcing issued patents and filing patent applications on innovative solutions to commercially important problems;

•	protecting trade secrets;

•	protecting copyrights and trademarks by registration and other appropriate means

•	establishing internal processes for identifying and appropriately protecting new and innovative technologies; and

•	establishing practices for identifying unauthorized use of intellectual property.

Mobilisa may have to litigate to enforce patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on Mobilisa’s financial results. To determine the priority of inventions, Mobilisa may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of Mobilisa’s patents or trademarks.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect Mobilisa’s proprietary rights or intellectual property, including intellectual property developed on Mobilisa’s behalf by foreign contractors or subcontractors may have a material adverse effect on Mobilisa’s business, operations and financial results.

Legal claims regarding infringement of third-party intellectual property rights by Mobilisa or its suppliers could result in substantial costs, diversion of managerial resources and harm to Mobilisa’s reputation.

To Mobilisa’s knowledge, its current products do not infringe on the intellectual property rights of any third parties and there are no claims regarding infringement of third-party intellectual property rights against either it or its supplier. If any third party were to bring such an infringement claim against either Mobilisa or its suppliers, it may result in substantial costs to Mobilisa, diversion of Mobilisa’s resources and harm to Mobilisa’s business.

If Mobilisa’s future products incorporate technologies that infringe the proprietary rights of third parties and it does not secure licenses from them, Mobilisa could be liable for substantial damages.

To Mobilisa’s knowledge, its current products do not infringe the intellectual property rights of any third parties, and it is not aware of any third-party intellectual property rights that may hamper Mobilisa’s ability to provide future products and services. However, Mobilisa recognizes that the development of services or products may require it to acquire intellectual property licenses from third parties so as to avoid infringement of those parties’ intellectual property rights. These licenses may not be available at all or may only be available on terms that are not commercially reasonable. If third parties make infringement claims against Mobilisa, whether or not they are upheld, such claims could:

•	consume substantial time and financial resources;

•	divert the attention of management from growing Mobilisa’s business and managing operations; and

•	disrupt product sales and shipments.

If any third party prevails in an action against Mobilisa for infringement of its proprietary rights, it could be required to pay damages and either enter into costly licensing arrangements or redesign its products so as to exclude any infringing use. As a result, Mobilisa would incur substantial costs; suffer delays in product development, sales and shipments; revenues may decline substantially; and Mobilisa may not be able to achieve the minimum, necessary growth for continued success.

Failure to attract and retain management and other personnel may damage operations and financial results and cause revenue to decline.

Mobilisa depends, to a significant degree, on the skills, experience and efforts of executive officers and other key management and of technical, finance, sales and other personnel. A failure to attract, integrate, motivate and retain existing or additional personnel could disrupt or otherwise harm Mobilisa’s operations and financial results. Mobilisa does not carry key employee life insurance policies covering any employees. The loss of services of certain of key employees, an inability to attract or retain qualified personnel in the future, or delays in hiring additional   personnel could delay the development of Mobilisa’s business and could cause revenues to decline.

Mobilisa is currently developing several new systems, including Floating Area Networks (“FANs”) and Littoral Sensor Grids that rely on government funding for continued research and development, and the failure to meet project milestones and development targets could impact that funding.

Mobilisa anticipates that projects currently in research and development, including FANs and Littoral Sensor Grids, will play a critical role in its future growth. Because these projects are in development and being funded by various government agencies, Mobilisa has certain ongoing milestones and development targets that it must meet. If these milestones or development targets are not met, Mobilisa could lose its research and development funding for these projects. In addition, even if milestones and development targets are met, there is no guarantee that the funding agencies will continue to grant the same level of, or any, research and development funds. Failure to attract research and development funding adequate to fully fund these projects could result in the termination of those projects, which could have a significant impact on Mobilisa’s revenue.

Mobilisa cannot guarantee that projects currently in research and development stage, including FANs and Littoral Sensor Grids, will result in operational systems or prototypes or that such systems or prototypes, if produced, will be commercially marketable.

Projects in the research and development stage have not yet been proven operational. While Mobilisa anticipates that it will be able to produce operational systems or prototypes based on its research and development, there is no guarantee that it will be able to do so. Furthermore, even if Mobilisa’s is able to produce operational systems or prototypes, there is no guarantee that those systems or prototypes will prove commercially marketable.

Risks of the Combined Company Post-Closing

Because Intelli-Check does not intend to pay dividends on its Common Stock, stockholders will benefit from an investment in Intelli-Check’s Common Stock only if it appreciates in value.

Intelli-Check has never declared or paid any cash dividends on its shares of Common Stock. Post acquisition, Intelli-Check currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, Intelli-Check does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of Intelli-Check’s Board of Directors and will depend on factors Intelli-Check’s Board of Directors deems relevant, including among others, Intelli-Check’s results of operations, financial condition and cash requirements, business prospects, and the terms of Intelli-Check’s credit facilities and other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of Intelli-Check’s Common Stock. There is no guarantee that Intelli-Check’s Common Stock will appreciate in value.

If Intelli-Check is not successful in integrating the two organizations, Intelli-Check will not be able to operate efficiently after the merger.

Achieving the benefits of the merger will depend in part on the successful integration of Intelli-Check’s and Mobilisa’s operations, products and personnel in a timely and efficient manner. The integration process requires coordination of different sales forces, administrative staff and development and engineering teams, and involves the integration of systems, applications, policies, procedures, business processes and channel operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and product roadmaps. If Intelli-Check cannot successfully integrate the operations and personnel of the two companies, Intelli-Check will not realize the expected benefits of the merger.

Integrating the companies may divert management’s attention away from operations.

Successful integration of Intelli-Check’s and Mobilisa’s operations, products and personnel may place a significant burden on the management and the internal resources of both Intelli-Check and Mobilisa. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the business, financial condition and operating results of each of the companies, and the combined company after completion of the merger.

Intelli-Check expects to incur significant costs integrating the companies into a single business, and if such integration is not successful, Intelli-Check may not realize the expected benefits of the merger.

Intelli-Check expects to incur significant costs integrating Intelli-Check’s and Mobilisa’s operations, products and personnel. These costs may include costs for:

•      employee severance;

•      conversion of information systems;

•      combining research and development teams and processes;

•      relocation or disposition of excess equipment.

In addition, Intelli-Check expects to incur significant transaction costs in connection with the merger. Intelli-Check does not know whether it will be successful in these integration efforts or in consummating the merger and cannot assure its investors that it will realize the expected benefits of the merger.

If Intelli-Check fails to retain key employees, the benefits of the merger could be diminished.

The successful combination of Intelli-Check and Mobilisa will depend in part on the retention of key personnel. There can be no assurance that Intelli-Check will be able to retain it’s or Mobilisa’s key management, technical, sales and customer support personnel. If Intelli-Check fails to retain such key employees, it may not realize the anticipated benefits of the merger.

If Intelli-Check does not integrate Mobilisa’s products, Intelli-Check may lose customers and fail to achieve its financial objectives.

Achieving the benefits of the merger will depend in part on the integration of Intelli-Check’s and Mobilisa’s products in a timely and efficient manner. In order for Intelli-Check to provide enhanced and more valuable products to its customers after the merger, Intelli-Check will need to integrate its product lines and development organizations with those of Mobilisa. This will be difficult, unpredictable, and subject to delay because Intelli-Check’s and Mobilisa’s products are highly complex, have been developed independently and were designed without regard to such integration. If Intelli-Check cannot successfully integrate Mobilisa’s products and continue to provide customers with products and new product features in the future on a timely basis, Intelli-Check may lose customers and its business and results of operations may be harmed.

Sales could decline if customer or supplier relationships are disrupted by the merger.

The customers of Intelli-Check and Mobilisa may not continue their current buying patterns following, the merger. Any significant delay or reduction in orders for Intelli-Check’s or Mobilisa’s products could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Intelli-Check’s and Mobilisa’s products and the combined company’s future product strategy, or consider purchasing products of competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing products. In addition, by increasing the breadth of Intelli-Check’s and Mobilisa’s business, the merger may make it more difficult for the combined company to enter into or maintain relationships, including customer relationships, with suppliers or strategic partners, some of whom may view the combined company as a more direct competitor than either Intelli-Check or Mobilisa as an independent company.

The trading price of the combined company’s stock may be affected by factors different from those currently affecting the prices of Intelli-Check and Mobilisa Common Stock.

Upon completion of the merger, holders of Mobilisa’s Common Stock became holders of the Common Stock of Intelli-Check. The results of operations of the combined company, as well as the trading price of Intelli-Check’s Common Stock after the merger, may be affected by factors different from those currently affecting the results of operations and the trading price of the Common Stock of Intelli-Check.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the risk factors referred to above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale of the shares of our common stock by the selling security holders. All proceeds from the resale of these shares will be solely for the accounts of the selling security holders. We will, however, receive $21,580 if all of the warrants are exercised, all of which would be used for general working capital purposes.

SELLING SECURITY HOLDERS

We are registering for resale shares of our common stock held by the selling security holders identified below. We sometimes refer to these shares collectively as the “resale shares.” We are registering the resale shares to permit the security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The shares of our common stock included in the resale shares were issued to the selling security holders in exchange for shares of Mobilisa common stock, which was acquired by Intelli-Check in March 2008. The warrants for which the underlying shares are being registered below were issued in exchange for warrants to purchase shares of Mobilisa common stock in the March 2008 transaction. Each of Nelson Ludlow and Bonnie Ludlow, selling security holders listed below, entered into a lock-up agreement with us pursuant to which they would not be able to sell any shares pursuant to this prospectus until September 14, 2008 and that between September 14, 2008 and March 14, 2009 they would each be permitted to sell no more than 3% of their respective holdings.

The following table sets forth:

•	the name of the security holders,

•	the number and percent of shares of our common stock that the security holders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of the security holders under this prospectus, and

•
the number and percent of shares of our common stock to be beneficially owned by the security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the security holders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the shares before selling them or how many shares they will sell, and other than the lock-up agreements set forth above, we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

This table is prepared solely based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 25,174,654 shares of our common stock issued and outstanding on July 3, 2008. Nelson Ludlow is our Chief Executive Officer and a director and Bonnie Ludlow is an officer and one of our directors.

	Shares Beneficially Owned Prior to Offering			Number of Shares Being	Shares Beneficially Owned After Offering
Security Holders	Number		Percent	Offered	Number	Percent
Nelson Ludlow	12,234,410	(1)	48.5%	4,158,456	57,770	*

Bonnie Ludlow	12,234,410	(2)	48.5%	7,996,364	21,820	*

David Ludlow	109,100		*	109,100	-	*

Vaughan Boerner	2,728		*	2,728	-	*

Jay Radtke	6,819		*	6,819	-	*

Kathleen Shumate	8,183		*	8,183	-	*

Liana Harvath	39,276	(3)	*	39,276	-	*

William & Kathy Roof	27,275	(3)	*	27,275	-	*

Totals:	12,427,808		49.2%	12,348,201	79,590	*

* Indicates beneficial ownership of less than one percent of the total outstanding common stock referenced above.
(1) Includes 25,000 shares issuable upon exercise of stock options exercisable within 60 days and 8,018,184 shares owned by Bonnie Ludlow, Nelson Ludlow’s wife.
(2) Includes 4,191,226 shares owned by Nelson Ludlow, Bonnie Ludlow’s husband.
(3) Consists of shares of common stock underlying warrants.

PLAN OF DISTRIBUTION

The selling security holders may sell the shares being offered from time to time in one or more transactions:

•	on the American Stock Exchange or on another exchange;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	a combination of such methods of sale.

The selling security holders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling security holders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling security holders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling security holders and broker-dealers that participate with the selling security holders in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holders. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling security holders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling security holders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

•	the name of the participating broker-dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on March 27, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 as filed with the SEC on May 15, 2008;

•	our Current Report on Form 8-K dated May 14, 2008 as filed with the SEC on May 14, 2008;

•	our Current Report on Form 8-K dated March 14, 2008 as filed with the SEC on March 20, 2008;

•	our Current Report on Form 8-K dated March 5, 2008 as filed with the SEC on March 5, 2008;

•	our Current Report on Form 8-K dated February 21, 2008 as filed with the SEC on February 21, 2008;

•	our Current Report on Form 8-K dated January 8, 2008 as filed with the SEC on January 8, 2008;

•	our Definitive Proxy Statement on Schedule 14(a) as filed with the SEC on February 6, 2008;

•	our Definitive Proxy Statement on Schedule 14(a), as amended, filed with the SEC on February 21, 2008; and

•
our description of Common Stock contained in our Registration Statement on Form 8-A (001-15465) filed with the SEC under Section 12 of the Exchange Act on November 15, 1999, including any amendment or reports filed for the purpose of updating this description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Intelli-Check-Mobilisa, Inc.
191 Otto Street
Port Townsend, WA 98368
(360) 344-3233
Attn: Peter J. Mundy, Chief Financial Officer

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, NE in Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

EXPERTS

The financial statements of Intelli-Check-Mobilisa, Inc. for the fiscal year ended December 31, 2007, incorporated by reference in this prospectus and registration statement have been audited by Amper, Politziner & Mattia, P.C., an independent registered public accounting firm, as set forth in their report, incorporated by reference, and are incorporated by reference in reliance upon that report given on the authority of Amper, Politziner & Mattia, P.C., as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

12,348,201 Shares

Common Stock

INTELLI-CHECK-MOBILISA, INC.

Prospectus

July 30, 2008